                       THE CHARLES SCHWAB FAMILY OF FUNDS

                          EXPENSE LIMITATION AGREEMENT

This Agreement, dated as of May 2, 2007, is made and entered into by and between Charles Schwab Investment Management, Inc. (the "Adviser"), Charles Schwab & Co., Inc., ("Schwab"), and The Charles Schwab Family of Funds (the "Trust") on behalf of each series of the Trust listed on SCHEDULE A hereto, as such Schedule may be amended from time to time (each a "Fund" and collectively the "Funds").

         WHEREAS, the Trust is a Massachusetts business trust and is registered under the Investment Company Act of 1940 (the "1940 Act") as an open-end management investment company of the series type, and each Fund is a series of the Trust;

         WHEREAS, the Trust on behalf of each Fund and the Adviser have entered into Investment Advisory and Administration Agreements, dated June 15, 1994, and June 1, 2001 as amended January 1, 2007, (each an "Advisory Agreement"), pursuant to which the Adviser provides investment management and administration services to each Fund for compensation based on the value of the average daily net assets of each Fund; and

         WHEREAS, the Trust and the Adviser have determined that it is appropriate and in the best interest of each Fund and its shareholders to maintain the expenses of each Fund at a level below the level to which each Fund may normally be subject.

         NOW THEREFORE, the parties hereto agree as follows:

         1. EXPENSE LIMITATION AND WAIVER. Until such time as this agreement is terminated in accordance with Section 3 of this Agreement, Schwab and the Adviser agree that, to the extent that ordinary operating expenses incurred by a Fund in any fiscal year, including but not limited to investment advisory and administration fees of the Adviser and including amounts payable pursuant to any plan adopted in accordance with Rule 12b-1 under the 1940 Act and sub-accounting fees (but excluding nonrecurring account fees, fees on portfolio transactions such as exchange fees, dividends and interest on securities sold short, fees and expenses of pooled investment vehicles that are held by a Fund, interest, taxes, brokerage commissions, other expenditures which are capitalized in accordance with generally accepted accounting principles, and other non-routine expenses or extraordinary expenses not incurred in the ordinary course of such Fund's business) (the "Fund Operating Expenses"), exceed the Expense Limit as set forth on SCHEDULE A, such excess amount will be the liability of Schwab and the Adviser.

         2. YEAR-END ADJUSTMENT. If necessary, on or before the last day of the first month of the Trust's fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Fund Operating Expenses of each Fund for the prior fiscal year do not exceed the Expense Limit for each Fund as set forth on SCHEDULE A.

         3. TERM AND TERMINATION. This Agreement shall continue in effect with respect to each Fund until such time as the Adviser ceases to be the investment adviser to such fund. Nevertheless, this Agreement may be terminated by the Trust or the Adviser, without payment of any penalty, upon sixty (60) days' prior written notice to the other parties at their principal place of business; provided that, in the case of termination by the Adviser, such action shall be authorized by the Trust's Board of Trustees.

         4. CAPTIONS. The captions in this Agreement are included for convenience of reference and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

         5. INTERPRETATION. Nothing herein contained shall be deemed to require the Trust or the Funds to take any action contrary to the Trust's Declaration of Trust or Bylaws, each as in effect from time to time, or any applicable statutory or regulatory requirement, including without limitation any requirements under the 1940 Act, to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for or control of the conduct of the affairs of the Trust or the Funds.

         6. DEFINITIONS. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.

         7. AMENDMENT. This Agreement may be amended only by a written instrument signed by each of the parties hereto. SCHEDULE A may not be amended to increase a Fund's Expense Limit unless such amendment is authorized by the Trust's Board of Trustees. Other amendments to SCHEDULE A will be presented to the Trust's Board of Trustees for ratification annually.

A copy of the Agreement and Declaration of Trust of the Trust, as amended, is on file with the Secretary of The Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually, and that the obligations of or arising out of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Trust.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the day and year first above written.


CHARLES SCHWAB FAMILY OF FUNDS, ON    CHARLES SCHWAB INVESTMENT           CHARLES SCHWAB & CO. INC.
BEHALF OF THE FUNDS                   MANAGEMENT, INC.

By:                                   By:                                 By:
/s/ George Pereira                    /s/ Evelyn Dilsaver                 /s/ Evelyn Dilsaver
---------------------------           -----------------------------       -----------------------------
Name:  George Pereira                 Name:  Evelyn Dilsaver              Name:  Evelyn Dilsaver
Title:   Principal Financial          Title:   Chief Executive Officer    Title:  Executive Vice President
Officer

                                   SCHEDULE A

FUND AND SHARE CLASS                                                         EXPENSE LIMIT
Schwab Money Market Fund                                                     73 bps

Schwab U.S. Treasury Money Fund                                              61 bps

Schwab Government Money Fund                                                 75 bps

Schwab Municipal Money Fund -- Sweep Shares                                  63 bps

Schwab Municipal Money Fund -- Value Advantage Shares                        45 bps

Schwab CA Municipal Money Fund -- Sweep Shares                               62 bps

Schwab CA Municipal Money Fund -- Value Advantage Shares                     45 bps

Schwab NY Municipal Money Fund -- Sweep Shares                               65 bps

Schwab NY Municipal Money Fund -- Value Advantage Shares                     45 bps

Schwab MA Municipal Money Fund -- Sweep Shares                               65 bps

Schwab PA Municipal Money Fund -- Sweep Shares                               65 bps

Schwab NJ Municipal Money Fund -- Sweep Shares                               65 bps

Schwab AMT Tax-Free Money Fund -- Sweep Shares                               63 bps

Schwab AMT Tax-Free Money Fund -- Value Advantage Shares                     45 bps

Schwab Cash Reserves                                                         68 bps

Schwab Advisor Cash Reserves -- Sweep Shares                                 66 bps

Schwab Advisor Cash Reserves -- Premier Sweep Shares                         59 bps

Schwab Value Advantage Money Fund -- Investor Shares                        45 bps

Dated as of May 2, 2007